CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.750% Senior Notes due 2018	$250,000,000	99.986%	$249,965,000
4.450% Senior Notes due 2023	$300,000,000	99.992%	$299,976,000
Total	$550,000,000		$549,941,000	$70,832.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-188367

PROSPECTUS SUPPLEMENT

December 10, 2013

(To Prospectus Dated May 6, 2013)

$550,000,000

Crane Co.

2.750% Senior Notes due 2018

4.450% Senior Notes due 2023

We are offering $250 million aggregate principal amount of 2.750% Senior Notes due 2018, which we refer to in this prospectus supplement as the “2018 notes,” and $300 million aggregate principal amount of 4.450% Senior Notes due 2023, which we refer to in this prospectus supplement as the “2023 notes.” We refer to both series of notes offered hereby collectively as the “notes.” The 2018 notes will bear interest at a rate of 2.750% per annum and the 2023 notes will bear interest at a rate of 4.450% per annum. The 2018 notes will mature on December 15, 2018 and the 2023 notes will mature on December 15, 2023. Interest will accrue on the notes from December 13, 2013. Interest on the notes is payable on June 15 and December 15 of each year, commencing on June 15, 2014.

If we do not complete the MEI acquisition, described under “Recent Developments—MEI Acquisition,” on or before June 13, 2014 (referred to herein as the “special redemption deadline”), or if the MEI Stock Purchase Agreement is terminated prior to such date, we will redeem all outstanding notes at a special redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the special redemption date, which is the fifteenth business day following the earlier to occur of (a) the special redemption deadline and (b) the date, if any, on which the MEI Stock Purchase Agreement is terminated. There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the notes. See “Description of the Notes—Special Redemption.” In addition to this special redemption provision, we may redeem some or all of the notes of either series at any time at the applicable redemption prices described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.”

The notes will be our unsecured senior obligations, will rank equally in right of payment with all of our existing and future senior debt and will rank senior in right of payment to all of our future subordinated debt. The notes will be effectively junior in right of payment to all of our existing and future secured debt to the extent of the assets securing such debt, and to any existing and future liabilities of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries or any third party.

The notes are new issues of securities with no established trading market. We do not intend to list either series of notes on any securities exchange or to seek approval for quotations through any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 4 of the accompanying prospectus and those risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2012.

	Per 2018 Note	Total	Per 2023 Note	Total
Public offering price(1)	99.986%	$249,965,000	99.992%	$299,976,000
Underwriting discount	0.600%	$1,500,000	0.650%	$1,950,000
Proceeds, before expenses, to us	99.386%	$248,465,000	99.342%	$298,026,000

(1)	Plus accrued interest, if any, from December 13, 2013 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about December 13, 2013.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities

Senior Co-Managers

Mitsubishi UFJ Securities	RBS	TD Securities

Co-Managers

BMO Capital Markets	BNY Mellon Capital Markets, LLC	COMMERZBANK

Fifth Third Securities, Inc.	HSBC	US Bancorp

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus or any other documents incorporated by reference in both is accurate only as of the stated date of each document in which the information is contained. After the stated date, our business, financial condition, results of operations and prospects may have changed.

Prospectus Supplement

Base Prospectus

S-i

ABOUT THIS PROSPECTUS

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). Under this shelf registration process, we may sell the securities described in the accompanying prospectus at our discretion in one or more offerings. You should read (i) this prospectus supplement, (ii) the accompanying prospectus, (iii) any free writing prospectus prepared by or on behalf of us or to which we have referred you and (iv) the documents incorporated by reference herein and therein that are described under the heading “Where You Can Find More Information.”

This prospectus supplement and the accompanying prospectus summarize certain documents and other information to which we refer you for a more complete understanding of what we discuss in this prospectus supplement and the accompanying prospectus. In making an investment decision, you should rely on your own examination of our company and the terms of this offering and the notes, including the merits and risks involved.

Neither we nor the underwriters are making any representation to any purchaser of the notes regarding the legality of the purchaser’s investment in the notes. You should not consider any information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, as well as in other written reports and oral statements, contain discussions of our expectations regarding our future performance. Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of terms such as “believes”, “contemplates”, “expects”, “may”, “will”, “could”, “should”, “would”, or “anticipates”, other similar phrases, or the negatives of these terms.

We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about us and the markets we serve. We caution you that these statements are not guarantees of future performance and involve risks and uncertainties. We have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	The effect of changes in economic conditions in the markets in which we operate, including financial market conditions, fluctuations in raw material prices and the financial condition of our customers and suppliers;

•	Economic, social and political instability, currency fluctuation and other risks of doing business outside of the United States;

•	Competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers;

•	Our ability to successfully integrate acquisitions and to realize synergies and opportunities for growth and innovation;

•	Our ability to successfully value acquisition candidates;

•	Our ongoing need to attract and retain highly qualified personnel and key management;

•	A reduction in congressional appropriations that affect defense spending, or the ability of the U.S. government to terminate our government contracts;

•	The outcomes of legal proceedings, claims and contract disputes;

•	Adverse effects on our business and results of operations, as a whole, as a result of increases in asbestos claims or the cost of defending and settling such claims;

•	The outcome of restructuring and other cost savings initiatives;

•	Adverse effects as a result of further increases in environmental remediation activities, costs and related claims;

•	Investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions; and

•	The effect of changes in tax, environmental and other laws and regulations in the United States and other countries in which we operate.

While we believe that the assumptions underlying such forward-looking statements are reasonable, there can be no assurance that future events or developments will not cause such statements to be inaccurate. All forward-looking statements contained in this prospectus supplement and the accompanying prospectus and the documents

S-iii

we incorporate by reference into this prospectus supplement and the accompanying prospectus are qualified in their entirety by this cautionary statement. Information regarding some of the important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in the section titled “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 26, 2013 and incorporated by reference in this prospectus supplement and the accompanying prospectus. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results.

S-iv

Summary

This summary highlights the information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein, including the financial statements and related notes.

In this prospectus supplement, except as otherwise indicated or the context otherwise requires, the terms “Crane,” the “Company,” “we,” “our” and “us” refer to Crane Co. and its consolidated subsidiaries.

Our Company

We are a diversified manufacturer of highly engineered industrial products. Comprised of four segments— Aerospace & Electronics, Engineered Materials, Merchandising Systems and Fluid Handling—our businesses give us a substantial presence in focused niche markets, allowing us to pursue attractive returns and positive cash flow. Our primary markets are aerospace, defense electronics, non-residential construction, recreational vehicle (“RV”), transportation, automated merchandising, chemical, pharmaceutical, oil, gas, power, nuclear, building services and utilities.

Our strategy is to grow the earnings and cash flows of niche businesses with leading market shares, acquire businesses that fit strategically with our existing businesses, successfully develop new products, aggressively pursue operational and strategic linkages among our businesses, build a performance culture focused on productivity and continuous improvement, continue to attract and retain a committed management team whose interests are directly aligned with those of our shareholders and maintain a focused, efficient corporate structure.

We use a comprehensive set of business processes and operational excellence tools that we call the Crane Business System to drive continuous improvement throughout our businesses. Beginning with a core value of integrity, the Crane Business System incorporates “Voice of the Customer” teachings (specific processes designed to capture our customers’ requirements) and a broad range of operational excellence tools into a disciplined strategy deployment process that drives profitable growth by focusing on continuously improving safety, quality, delivery and cost.

We employ approximately 10,500 people in North and South America, Europe, the Middle East, Asia and Australia. Revenues from outside the United States were approximately 41% and 43% in 2012 and 2011, respectively.

We operate in the following four reportable segments, which accounted for the following percentages of total net sales of $2.58 billion, $2.50 billion, and $2.18 billion for the years ended December 31, 2012, 2011 and 2010, respectively:

	2012	2011	2010
Aerospace and Electronics	27.2%	27.1%	26.5%
Engineered Materials	8.4%	8.8%	9.7%
Merchandising Systems	14.4%	15.0%	13.7%
Fluid Handling(1)	50.0%	49.1%	50.1%

(1)	Effective in the first quarter of 2013, we have combined the results of our former Controls segment with our Fluid Handling segment.

Recent Developments

CEO Succession

On April 22, 2013, we announced that Eric C. Fast, Chief Executive Officer, will retire from Crane in January 2014. Mr. Fast joined Crane in 1999 as President and Chief Operating Officer and was promoted to Chief Executive Officer in January 2001. He will be succeeded by Max H. Mitchell, currently President and Chief Operating Officer. Mr. Mitchell, 49, joined Crane in 2004 as Vice President of Operational Excellence, was promoted to President of Fluid Handling in 2005, became Executive Vice President and Chief Operating Officer in May 2011, and was appointed President of Crane Co. in January 2013. Mr. Fast will remain a member of the Board of Directors until January 2014, and Mr. Mitchell will replace him on the Board at that time.

MEI Acquisition

In December 2012, we entered into a stock purchase agreement (as amended, the “MEI Stock Purchase Agreement”) to purchase all of the outstanding equity interests of MEI Conlux Holdings (U.S.), Inc. and its affiliate MEI Conlux Holdings (Japan), Inc. (together “MEI”) for a purchase price of $820 million on a cash-free and debt-free basis.

MEI is a leading provider of payment solutions for unattended transaction systems, serving customers in the transportation, gaming, retail, service payment and vending markets. MEI, which had sales of approximately $400 million in 2012, will be integrated into our Payment Solutions business within our Merchandising Systems segment. In the course of obtaining required regulatory approvals, we agreed to certain conditions imposed by the European Commission. In July 2013, the European Commission cleared the pending acquisition of MEI conditioned upon our entry into agreements satisfactory to the European Commission to implement remedies regarding two product lines—divestiture of the B2B bill recycler product line and licensing in Europe for the Currenza C2 coin recycler product line, both manufactured and sold by our Payment Solutions business, within our Merchandising Systems segment. We have entered into such agreements, and the European Commission has given their approval of the prospective buyer and licensee, the Suzo-Happ Group, and of the terms of the transactions. The remedies would not affect the competing bill and coin recycler product lines of MEI. In connection with these remedies, we agreed with the sellers of MEI to revise the purchase price to approximately $804 million on a cash free and debt free basis. We also agreed to share in one-third of any refinancing costs incurred by MEI as a result of the delayed closing, up to a maximum of $5 million.

As a result of our agreement with the sellers of MEI, our commitments to the European Commission and a more conservative near-term growth outlook for MEI, we reaffirmed our previously announced estimate of accretion associated with the acquisition of MEI (including the impact of the transactions associated with the commitments) within the first twelve months of ownership at $0.20 per share, including $0.07 per share of synergies. We have reaffirmed our estimate that synergies will reach $25 million pre-tax, or $0.30 per share, by year three. These estimates exclude inventory step-up and one-time transaction and integration related costs.

The MEI acquisition is expected to close on or about December 11, 2013, and the closing of this offering may occur before the completion of the MEI acquisition. If we do not complete the MEI acquisition on or before the special redemption deadline set forth on the cover page of this prospectus supplement, or if the MEI Stock Purchase Agreement is terminated prior to such date, we will redeem all outstanding notes at a special redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the special redemption date, which is the fifteenth business day following the earlier to occur of (a) the special redemption deadline and (b) the date, if any, on which the MEI Stock Purchase Agreement is terminated. There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the notes. See “Description of the Notes—Special Redemption.”

In March 2013, in order to support the pending acquisition of MEI, we entered into a 364-day, $400 million credit agreement (the “364-Day Credit Agreement”) by and among the Company, the lenders party thereto (including affiliates of each of the underwriters), J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A., as syndication agent, and RBS Citizens, N.A., TD Bank N.A. and The Bank of Tokyo Mitsubishi UFJ, Ltd., as documentation agents. In connection with the MEI acquisition, we expect to borrow $400 million under our 364-Day Credit Agreement and $250 million under our $500 million credit agreement maturing in 2017 (the “Five-Year Credit Agreement”) by and among the Company, the lenders party thereto (including affiliates of each of the underwriters), JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A., as syndication agent, and RBS Citizens, N.A., TD Bank, N.A. and The Bank of Tokyo Mitsubishi UFJ, Ltd., as documentation agents.

We intend to use approximately $400 million and approximately $146 million of the net proceeds from the sale of the notes to repay amounts borrowed under our 364-Day Credit Agreement and Five-Year Credit Agreement, respectively. Because a portion of the net proceeds of this offering, not including underwriting compensation, may be received by the underwriters and/or affiliates of the underwriters who serve as lenders and/or agents under our 364-Day Credit Agreement and/or our Five-Year Credit Agreement, to the extent any underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Company Information

We are a Delaware corporation with our principal executive offices located at 100 First Stamford Place, Stamford, CT 06902, telephone number (203) 363-7300. Our website address is www.craneco.com. Information on, or accessible through, our website does not constitute part of this prospectus supplement or the accompanying prospectus.

For a further discussion of our business, we urge you to read the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013. See “Where You Can Find More Information.”

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete. You should carefully review the “Description of the Notes” section of this prospectus supplement, which contains a more detailed description of the terms and conditions of the notes and supplements, and to the extent inconsistent with, replaces, the description set forth in the “Description of Debt Securities” section of the accompanying propsectus.

Issuer	Crane Co., a Delaware corporation.

Notes Offered	$250 million aggregate principal amount of 2.750% senior notes due 2018 and $300 million aggregate principal amount of 4.450% senior notes due 2023.

Maturity	The 2018 notes will mature on December 15, 2018 and the 2023 notes will mature on December 15, 2023.

Interest Payment Dates	June 15 and December 15, commencing on June 15, 2014. Interest will accrue from December 13, 2013.

Ranking	The notes will be our general unsecured senior indebtedness and will:

•	rank senior in right of payment to any of our future subordinated indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•	rank equally in right of payment to all of our existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes, including our previously issued $200 million aggregate principal amount of 6.55% notes due 2036;

•	be effectively junior in right of payment to all of our existing and future secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations;

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries; and

•	not be guaranteed by any of our subsidiaries or any third party.

As of September 30, 2013, the aggregate carrying value of our and our subsidiaries’ indebtedness was approximately $324 million and the aggregate carrying value of our subsidiaries’ liabilities was approximately $626 million. As of September 30, 2013, none of our indebtedness was secured.

Special Redemption

If we do not complete the MEI acquisition on or before June 13, 2014, the special redemption deadline, or if the MEI Stock Purchase Agreement is terminated prior to such date, we will redeem all outstanding notes at a special redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the special redemption date, which is the fifteenth business day following the earlier to occur of (a) the special redemption deadline and (b) the date, if any, on which the MEI Stock Purchase Agreement is terminated. There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the notes. See “Description of the Notes—Special Redemption.”

Optional Redemption	We may redeem some or all of the 2018 notes at any time at the “make-whole” redemption price, as described in “Description of the Notes—Optional Redemption.”

We may redeem some or all of the 2023 notes at any time prior to September 15 , 2023 (the date that is three months prior to the scheduled maturity date of the 2023 notes) at the “make-whole” redemption price, as described in “Description of the Notes—Optional Redemption.” We may redeem some or all of the 2023 notes at any time on or after September 15, 2023 (the date that is three months prior to the scheduled maturity date of the 2023 notes) at a price equal to 100% of the principal amount of the 2023 notes being redeemed.

In each case, we also will pay accrued and unpaid interest, if any, to but excluding the applicable date of redemption.

For a more complete description of the optional redemption provisions of the notes, please read “Description of the Notes—Optional Redemption.”

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur liens;

•	enter into sale/leaseback transactions; and

•	consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets, or merge with or into, any other person or entity.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

No Prior Market	The notes are new issues of securities with no established trading market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, a liquid market for the notes may not develop or be maintained.

Use of Proceeds	We intend to use approximately $400 million and approximately $146 million of the net proceeds from the sale of the notes to repay amounts borrowed under our 364-Day Credit Agreement and our Five-Year Credit Agreement, respectively, to finance a portion of the purchase price of MEI. See “Recent Developments—MEI Acquisition” and “Use of Proceeds.”

Risk Factors	You should carefully consider the information set forth herein under “Risk Factors” and in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus in deciding whether to purchase the notes.

Conflicts of Interest	Each of the underwriters and their affiliates serve as arrangers, bookrunners, lenders and/or agents under our 364-Day Credit Agreement and/or our Five-Year Credit Agreement and consequently will receive a portion of the net proceeds of this offering. Because a portion of the net proceeds of this offering, not including underwriting compensation, may be received by the underwriters and/or affiliates of the underwriters who serve as lenders and/or agents under our 364-Day Credit Agreement and/or our Five-Year Credit Agreement, to the extent one underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. For a brief description of our relationships with the underwriters and/or their affiliates, see “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the matters addressed under “Forward-Looking Statements,” you should carefully consider the following risks before investing in the notes. You should also read the risk factors and other cautionary statements, including those described under the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks discussed below and incorporated by reference in this prospectus supplement and the accompanying prospectus, any of which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.

Risks Relating to the Notes

The special redemption provision relating to the MEI acquisition presents certain risks.

Our ability to complete the MEI acquisition is subject to various closing conditions, and we may not complete it, in which case the notes will be redeemed as described under “Description of the Notes—Special Redemption.” If the notes are redeemed according to the special redemption provision, you may not obtain your expected return on such notes and may not be able to reinvest any proceeds you receive in an investment that results in a comparable return. If the MEI acquisition is completed on or before the special redemption deadline set forth on the cover page of this prospectus supplement, holders of the notes will have no rights under the special redemption provision. There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the notes, and such holders will therefore be subject to the risk that we may be unable to finance the special redemption if it is triggered. The MEI stock purchase agreement may be amended and the form of the MEI acquisition may be modified (including, in each case, in material respects) without noteholder consent. Whether or not the special redemption provision is ultimately triggered, it may adversely affect trading prices for the notes prior to the special redemption deadline.

The indenture does not restrict the amount of additional debt that we may incur.

At September 30, 2013, after giving effect to this offering, we would have had total indebtedness of approximately $824 million. We may be able to incur substantial additional indebtedness and other obligations that rank equal in right of payment with the notes in the future. In particular, the notes and the indenture pursuant to which each series of the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the notes;

•	to sell selected assets;

•	to reduce or delay planned capital expenditures; or

•	to reduce or delay planned operating expenditures.

Such measures might not be sufficient to enable us to service our debt, including the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is subordinate to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. Because the notes will not be guaranteed by our subsidiaries, we may not have direct access to the assets of our subsidiaries unless these assets are transferred by dividend or otherwise to us. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

We have limited covenants in the indenture governing the notes and these limited covenants may not protect your investment.

The indenture governing the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase our common stock; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change of control triggering event as described in this prospectus supplement.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. If any such transaction should occur, the value of your notes may decline.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events accompanied by a downgrade in our credit rating, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we will have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

There may not be an active trading market for the notes.

There is no existing market for the notes and we do not intend to apply for listing of either series of the notes on any securities exchange or to seek approval for quotations through any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the time remaining to the maturity of the notes, the outstanding amount of the notes, the terms related to the mandatory redemption and optional redemption of the notes and the level, direction and volatility of market interest rates generally.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated by Moody’s Investors Service and Standard & Poor’s Ratings Services. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the nine months ended September 30, 2013 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008 are as follows:

	Nine Months Ended September 30,	Fiscal Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Ratios of earnings to fixed charges	8.98x	8.94x	1.14x	6.97x	6.21x	6.15x

For the purpose of calculating the ratio of earnings to fixed charges, our earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense and one-third of our rental expense, which approximates the interest factor.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $545.5 million, after deducting the underwriting discount and estimated fees and expenses of this offering payable by us. We intend to use approximately $400 million and approximately $146 million of the net proceeds of the sale of the notes to repay amounts borrowed under our 364-Day Credit Agreement and our Five-Year Credit Agreement, respectively, to finance a portion of the purchase price of all of the outstanding equity interests of MEI.

Interest on amounts borrowed under the Five-Year Credit Agreement is based on, at our option, (1) a LIBOR-based formula that is dependent in part on the Company’s credit rating (LIBOR plus 105 basis points as of the date of this prospectus supplement; up to a maximum of LIBOR plus 147.5 basis points), or (2) the greatest of (i) JPMorgan Chase Bank, N.A.’s prime rate, (ii) the Federal Funds rate plus 50 basis points, or (iii) an adjusted LIBOR rate plus 100 basis points, plus a spread dependent on the Company’s credit rating (5 basis points as of the date of this prospectus supplement; up to a maximum of 47.5 basis points). The Five-Year Credit Agreement matures on May 18, 2017.

Interest on amounts borrowed under the 364-Day Credit Agreement is based on, at our option, (1) a LIBOR-based formula that is dependent in part on the Company’s credit rating (LIBOR plus 110 basis points as of the date of this prospectus supplement; up to a maximum of LIBOR plus 150 basis points), or (2) the greatest of (i) JPMorgan Chase Bank, N.A.’s prime rate, (ii) the Federal Funds rate plus 50 basis points, or (iii) an adjusted LIBOR rate plus 100 basis points, plus a spread dependent on the Company’s credit rating (10 basis points as of the date of this prospectus supplement; up to a maximum of 50 basis points). The 364-Day Credit Agreement will mature on the date that is 364 days after the closing of the MEI acquisition, which is expected to occur on or about December 11, 2013.

Each of the underwriters and their affiliates serve as arrangers, bookrunners, lenders and/or agents under our 364-Day Credit Agreement and/or our Five-Year Credit Agreement and consequently will receive a portion of the net proceeds of this offering. Because a portion of the net proceeds of this offering, not including underwriting compensation, may be received by the underwriters and/or affiliates of the underwriters who serve as lenders and/or agents under our 364-Day Credit Agreement and/or our Five-Year Credit Agreement, to the extent one underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. For a brief description of our relationships with the underwriters and/or their affiliates, see “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, as of September 30, 2013:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of the notes, after deducting the underwriting discount and estimated fees and expenses payable by us in connection with this offering, and the anticipated use of proceeds therefrom as described under “Use of Proceeds.”

This table contains unaudited information and should be read in conjunction with our consolidated financial statements and related notes incorporated by reference herein.

	As of September 30, 2013
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents(2)	$403,404	$948,940	(2)

Debt(1):
6.55% notes due 2036	$199,220	$199,220
2018 notes offered hereby	—	248,019
2023 notes offered hereby	—	297,517

Total long-term debt	199,220	744,756
Shareholders’ equity	1,099,509	1,099,509

Total capitalization	$1,298,729	$1,844,265

(1)	For a description of our indebtedness, see Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 and Note 12 to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.
(2)	In connection with our acquisition of MEI, we expect to borrow $250 million under our Five-Year Credit Agreement and $400 million under our 364-Day Credit Agreement. A portion of the amounts borrowed will be repaid with the net proceeds of this offering. See “Use of Proceeds.” The amount set forth above does not give effect to such borrowings and repayments.

DESCRIPTION OF THE NOTES

General

The notes will be issued under an indenture dated as of December 13, 2013 (the “Indenture”), between us and The Bank of New York Mellon, as trustee (the “Trustee”). The 2018 notes and the 2023 notes will each constitute a separate series under the Indenture. The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the “Description of Debt Securities” section of the accompanying prospectus. References to “Crane,” the “Company,” “we,” “our” and “us” in this section of the prospectus supplement mean Crane Co.

The following description is only a summary of the material provisions of the notes and the Indenture. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture. You should read the notes and the Indenture in their entirety because they, and not this description, define your rights as holders of the notes.

The 2018 notes:

•	will be senior debt securities,

•	will initially be limited to $250,000,000 principal amount,

•	will mature on December 15, 2018,

•	will bear interest from December 13, 2013 at the rate of 2.750% per annum,

•	will bear interest payable semi-annually on June 15 and December 15, commencing June 15, 2014, to the persons in whose names the notes are registered at the close of business on the preceding June 1 and December 1, respectively, and

•	will be issued in book-entry form only.

The 2023 notes:

•	will be senior debt securities,

•	will initially be limited to $300,000,000 principal amount,

•	will mature on December 15, 2023,

•	will bear interest from December 13, 2013 at the rate of 4.450% per annum,

•	will bear interest payable semi-annually on June 15 and December 15, commencing June 15, 2014, to the persons in whose names the notes are registered at the close of business on the preceding June 1 and December 1, respectively, and

•	will be issued in book-entry form only.

Interest on the 2018 notes and the 2023 notes will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or maturity date falls on a day that is not a business day, the payment will be made on the next business day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the next business day.

Ranking of Notes

The notes will be our general unsecured senior indebtedness and will:

•	rank senior in right of payment to any of our future subordinated indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes,

•	rank equally in rights of payment to all of our existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes, including our previously issued $200 million aggregate principal amount of 6.55% notes due 2036,

•	be effectively junior in right of payment to all of our existing and future secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations,

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, and

•	not be guaranteed by any of our subsidiaries or any third party.

As of September 30, 2013, the aggregate carrying value of our and our subsidiaries’ indebtedness was approximately $324 million and the aggregate carrying value of our subsidiaries’ liabilities was approximately $626 million.

As of September 30, 2013, none of our indebtedness was secured.

We conduct many of our operations through subsidiaries, which generate a substantial portion of our operating income and cash. Contractual provisions, laws or regulations, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain or receive cash from our subsidiaries in order to service our debt obligations, including making payments on the notes.

The Indenture does not limit the amount of unsecured debt that we or our subsidiaries may incur. However, the Indenture limits the amount of secured indebtedness that we or our subsidiaries may incur pursuant to the covenant described under “Description of Debt Securities—Restrictive Covenants—Restrictions on Liens” in the accompanying prospectus. This covenant is subject to important exceptions described under such heading.

Special Redemption

We intend to use the net proceeds from this offering to finance the MEI acquisition. See “Recent Developments—MEI Acquisition” and “Use of Proceeds.” The MEI acquisition is expected to close on or about December 11, 2013, and the closing of this offering may occur before the completion of the MEI acquisition. If we do not complete the MEI acquisition on or before June 13, 2014 (the special redemption deadline set forth on the cover page of this prospectus supplement), or if the MEI Stock Purchase Agreement is terminated prior to such date, we will redeem all outstanding notes on the special redemption date, which is the fifteenth business day following the earlier to occur of (a) the special redemption deadline and (b) the date, if any, on which the MEI Stock Purchase Agreement is terminated.

If we are required to redeem the notes according to this special redemption provision, the notes will be redeemed at a special redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date on which interest has been paid, whichever is later, to but excluding the special redemption date. We will deliver notice of a special redemption promptly after the occurrence of the event triggering such special redemption to the registered address of each holder (with a copy to the trustee). If funds sufficient to pay the special redemption price of all notes on the redemption date are deposited with the paying agent on or before such redemption date, and certain other conditions are satisfied, on and after such redemption date, the notes will cease to bear interest and all rights under such notes will terminate.

There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the notes in the event this special redemption provision is triggered. The MEI Stock Purchase Agreement may be amended and the form of the MEI acquisition may be modified without noteholder consent.

Optional Redemption

The 2018 notes will be redeemable, in whole or in part, at our option at any time at a redemption price equal to the greater of:

•	100% of the principal amount of such 2018 notes, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the 2018 notes to be redeemed (excluding interest accrued as of the applicable date of redemption) discounted to the applicable date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, plus, in each case, accrued and unpaid interest on the 2018 notes being redeemed to but excluding the applicable date of redemption.

The 2023 notes will be redeemable, in whole or in part, at our option prior to September 15, 2023 (the date that is three months prior to the scheduled maturity of the 2023 notes) at a redemption price equal to the greater of:

•	100% of the principal amount of such 2023 notes, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 notes to be redeemed (excluding interest accrued as of the applicable date of redemption) discounted to the applicable date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, plus, in each case, accrued and unpaid interest on the 2023 notes being redeemed to but excluding the applicable date of redemption.

At any time on or after September 15, 2023 (the date that is three months prior to the scheduled maturity of the 2023 notes), the 2023 notes will be redeemable, in whole or in part, at our option at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the 2023 notes being redeemed to but excluding the applicable date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to such date of redemption (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from such date of redemption to the maturity date; provided, however, that if the period from such date of redemption to the maturity date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to the maturity date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the applicable series of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable series of notes or portions thereof called for redemption.

Offer to Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, you will have the right to require us to repurchase all or any part of your notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the Change of Control, we will mail a notice to you describing the transaction or transactions that constitute or would constitute a Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with our obligations to repurchase the notes upon a Change of Control Triggering Event, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in the principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit you to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party (1) makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements applicable to a Change of Control Offer made by us and (2) purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, if a definitive agreement is in place for a Change of Control at the time of the making of a Change of Control Offer.

The existence of a holder’s right to require us to repurchase such holder’s note upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring us in a transaction which would constitute a Change of Control.

Any future credit agreements or other agreements relating to other debt to which we become a party may contain restrictions and provisions and may also prohibit us from purchasing notes. If a Change of Control

Triggering Event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under other debt, including secured debt.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease or exchange of “all or substantially all” of the assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indenture. Accordingly, your ability to require us to repurchase your notes as a result of a direct or indirect sale, lease or exchange of less than all of the assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

The following terms will have the meanings set forth below:

“Below Investment Grade Rating Event” means that the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of such arrangement (which 60-day period shall be extended so long as the rating of such series of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction from an Investment Grade Rating to a below Investment Grade Rating was the result, in whole or substantially in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease or exchange (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company (other than in a transaction that complies with the covenant described under “—Mergers and Similar Events”); or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction described in clause (3) above will not be deemed to involve a “Change of Control” if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding Voting Stock, measured by voting power, of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Services (“Moody’s”) and BBB- (or the equivalent) by Standard & Poor’s Ratings Services (“S&P”).

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate each series of the notes or fails to make a rating of each series of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Voting Stock” of any specified person as of any date means the Common Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Book-Entry System

The notes will be issued in the form of one or more registered global securities and will be deposited with or on behalf of The Depository Trust Company, as Depositary, and registered in the name of the Depositary’s nominee.

The Depositary has advised us as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Upon the issuance of a global security in registered form, the Depositary will credit, on its book-entry registration and transfer system, ownership of beneficial interests in notes represented by such global security to the accounts of institutions that have accounts with the Depositary or its nominee. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee. Ownership of beneficial interests in the global security by persons that hold through a participant will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own or to transfer beneficial interests in the notes as long as they continue to be issued in the form of a global security.

So long as the Depositary or its nominee is the registered owner of a global security, it will be considered the sole owner or holder of the notes represented by such global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such global security will not be entitled to have the notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the notes and will not be considered the owners or holders thereof under the Indenture.

Payment of principal of, and any interest on, the notes represented by a global security will be made to the Depositary or its nominee, as the registered owner or the holder of the global security. Neither we, the Trustee nor any paying agent or registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We have been advised by the Depositary that the Depositary will credit participants’ accounts with payments of principal, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the Depositary. We expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

A global security may not be transferred except as a whole to a nominee or successor of the Depositary. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue certificates in registered form in exchange for the global security or securities representing the notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by a global security and, in such event, will issue certificates in definitive form in exchange for the global security representing the notes.

Further Issues

We may from time to time, without notice to or consent of the holders of the notes, issue additional notes of the same tenor, coupon and other terms as the notes (except the public offering price, issuance date and, if applicable, the initial interest payment date) so that such notes and the notes offered hereby will form a single series; provided that if the additional notes are not fungible with the notes offered hereby for United States federal income tax purposes, the additional notes will have a separate CUSIP number. We refer to this additional issuance of notes as a “further issue.”

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain U.S. federal income tax consequences of the ownership and disposition of the notes. Except with respect to the paragraph below entitled “Contingent Payments,” this discussion applies only to an initial holder of the notes that is a non-U.S. holder (as defined below) that acquires the notes pursuant to this offering at the initial offering price and holds the notes as capital assets for U.S. federal income tax purposes. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances, including the alternative minimum tax and Medicare contribution tax, or to holders subject to special treatment under U.S. federal income tax law, such as brokers, financial institutions, insurance companies, tax-exempt entities or qualified retirement plans, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, U.S. expatriates, persons deemed to sell the notes under the constructive sale provisions of the Code and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated transaction. Furthermore, this discussion does not address any other U.S. federal tax consequences (e.g., estate or gift tax) or any state, local or foreign tax laws. This discussion is not intended to constitute a complete analysis of all tax consequences of the purchase, ownership and disposition of the notes. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences to them in their particular circumstances.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is not (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury Regulations to be treated as a U.S. person; or (v) a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes beneficially owns the notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Contingent Payments

We may be required to make a payment on a note that would increase the yield of the note as described under “Description of the Notes—Special Redemption.” We intend to take the position that the possibility of such payment does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a contrary position, an investor that is a United States person may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes (which would not be expected to differ significantly from the actual yield on the notes). In addition, any income on the sale, exchange, retirement or other taxable disposition of the notes would be treated as interest income rather than as capital gain. Holders should consult their tax advisors regarding the consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Interest

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, if certain tax treaties apply, the interest is not attributable to a permanent establishment or fixed base within the United States) and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, (C) is not a bank receiving certain types of interest, and (D) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on an IRS Form W-8BEN (or appropriate substitute form), under penalties of perjury, that it is not a U.S. person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY, under penalties of perjury, that the certification referred to in clause (x) has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a U.S. person.

If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such holder were a U.S. person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate). Any interest that is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder will not be subject to U.S. federal withholding tax if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI.

Disposition of the Notes

A non-U.S. holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the disposition of the notes. Such gain generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, in which case such gain will be subject to U.S. federal income tax under rules similar to the ones applicable to effectively connected interest income as described above, or (ii) in the case of a non-U.S. holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied, in which case such gain (net of certain U.S. source capital losses) will be subject to U.S. federal income tax (currently imposed at a rate of 30%, or a lower applicable treaty rate).

Information Reporting and Backup Withholding

A non-U.S. holder generally will be required to comply with certain certification procedures to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to payments on, or the proceeds of a disposition (including a retirement or redemption) of, the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to such non-U.S. holder regardless of whether any tax was actually withheld. We may also be required to report the proceeds of a disposition to the IRS unless a non-U.S. holder properly establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement, between us and the underwriters named below, for whom J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of 2018 notes	Principal amount of 2023 notes
J.P. Morgan Securities LLC	$120,000,000	$144,000,000
Wells Fargo Securities, LLC	80,000,000	96,000,000
Mitsubishi UFJ Securities (USA), Inc.	10,000,000	12,000,000
RBS Securities Inc.	10,000,000	12,000,000
TD Securities (USA) LLC	10,000,000	12,000,000
BMO Capital Markets Corp.	3,500,000	4,200,000
BNY Mellon Capital Markets, LLC	3,500,000	4,200,000
Commerz Markets LLC	3,250,000	3,900,000
Fifth Third Securities, Inc.	3,250,000	3,900,000
HSBC Securities (USA) Inc.	3,250,000	3,900,000
U.S. Bancorp Investments, Inc.	3,250,000	3,900,000

Total	$250,000,000	$300,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the applicable public offering prices that appear on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.400% of the principal amount of the 2018 notes (in the case of the 2018 notes) and 0.400% of the principal amount of the 2023 notes (in the case of the 2023 notes). Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.200% of the principal amount of the 2018 notes (in the case of the 2018 notes) and 0.250% of the principal amount of the 2023 notes (in the case of the 2023 notes) to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of notes):

Paid by us
Per 2018 note	0.600%
Per 2023 note	0.650%
Total	$3,450,000

Expenses associated with this offering to be paid by us, other than underwriting discounts and commissions, are estimated to be approximately $955,590.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Each series of the notes is a new issue of securities, and there is currently no established trading market for either series of the notes. We do not intend to apply for the notes of either series to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in both series of the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for either series of the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

From time to time, in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

Affiliates of each of the underwriters are lenders and/or agents under our $500 million Five-Year Credit Agreement. In addition, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are the joint lead arrangers and joint bookrunners and affiliates of each of the underwriters are lenders and/or agents under our $400 million 364-Day Credit Agreement.

In the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies. Typically, underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

As described in “Use of Proceeds,” we intend to use approximately $400 million and approximately $146 million of the net proceeds of this offering to repay amounts borrowed under our 364-Day Credit Agreement and Five-Year Credit Agreement, respectively. Because a portion of the net proceeds of this offering, not including underwriting compensation, may be received by the underwriters and/or their affiliates who serve as lenders and/or agents under our 364-Day Credit Agreement and/or our Five-Year Credit Agreement, to the extent one underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be made in compliance with applicable provisions of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes offered are investment grade rated, as that term is defined in the rule.

Selling Restrictions

European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we have filed with the SEC at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, information statements and other information regarding us. The SEC’s Web site address is www.sec.gov.

The information incorporated by reference in this prospectus supplement and the accompanying prospectus is an important part of this prospectus supplement and the accompanying prospectus, and information in this prospectus supplement supersedes, as appropriate, information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while the information that we file later with the SEC will automatically update and supersede, as appropriate, this information. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC (other than the portions of those documents not deemed to be filed). These documents contain important information about us.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 26, 2013;

•	our Definitive Proxy Statement, as filed with the SEC on March 13, 2013 (as to those portions incorporated into our Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 26, 2013, only);

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 6, 2013, the quarter ended June 30, 2013, filed with the SEC on August 2, 2013, and the quarter ended September 30, 2013, filed with the SEC on November 5, 2013; and

•	our Current Reports on Form 8-K, filed with the SEC on January 29, 2013, March 27, 2013, April 23, 2013, May 6, 2013, July 23, 2013, August 6, 2013, October 29, 2013 and December 5, 2013.

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering. The additional documents so incorporated include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (in each case, other than the portions of those documents not deemed to be filed). We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide to each person, including any beneficial owner to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Crane Co. 100 First Stamford Place Stamford, CT 06902 (203) 363-7300

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

PROSPECTUS

CRANE CO.

Debt Securities

Crane Co. from time to time may offer to sell debt securities in one or more series. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CR.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis. If any offering involves underwriters, dealers or agents, arrangements with them will be described in a prospectus supplement that relates to that offering.

WE URGE YOU TO CAREFULLY READ THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF FACTORS YOU SHOULD CAREFULLY CONSIDER BEFORE DECIDING TO INVEST IN ANY SECURITIES OFFERED BY THIS PROSPECTUS, INCLUDING THE INFORMATION IN ITEM 1A OF OUR MOST RECENTLY FILED ANNUAL REPORT ON FORM 10-K AND UNDER PART II, ITEM 1A OF OUR SUBSEQUENTLY FILED QUARTERLY REPORTS ON FORM 10-Q.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 6, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the SEC or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may change after that date. When we use the term “securities” in this prospectus, we mean any of the securities that we may offer under this prospectus, unless we say otherwise. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain or incorporate by reference specific information about the terms of that offering. Each prospectus supplement also may add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

No person has been authorized to give any information or to make any representations, other than as contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is an unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the “registration statement”) under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, which forms part of that registration statement, does not contain all of the information set forth in that registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we urge you to read the documents contained in those exhibits.

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read on our internet site at http://www.craneco.com. The information on our internet site is not incorporated into this prospectus and is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus and any prospectus supplement. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2012 (filed with the SEC on February 26, 2013);

•	Definitive Proxy Statement on Schedule 14A (filed with the SEC on March 13, 2013);

•	Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2013 (filed with the SEC on May 6, 2013); and

•	Current Reports on Form 8-K (filed with the SEC on January 29, 2013, March 27, 2013, April 23, 2013 and May 6, 2013).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report, performance graph and the certifications of our chief executive officer and chief financial officer required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code (included in or accompanying our Annual Report on Form 10-K for the fiscal year ended December 31, 2012) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: Crane Co., 100 First Stamford Place, Stamford, CT 06902, Attention: Corporate Secretary; telephone number: (203) 363-7300. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet site at http://www.sec.gov.

SUMMARY

This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described above under “Where You Can Find More Information.” This summary does not contain all of the information that you should consider before investing in any securities being offered by this prospectus. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement. References to “Crane Co.”, “Crane”, the “Company”, the “registrant”, “we”, “our” and “us” and similar terms mean Crane Co. and its subsidiaries, unless the context requires otherwise.

CRANE CO.

We are a diversified manufacturer of highly engineered industrial products. Comprised of four segments—Aerospace & Electronics, Engineered Materials, Merchandising Systems and Fluid Handling—our businesses give us a substantial presence in focused niche markets, allowing us to pursue attractive returns and excess cash flow. Our primary markets are aerospace, defense electronics, non-residential construction, recreational vehicle (“RV”), transportation, automated merchandising, chemical, pharmaceutical, oil, gas, power, nuclear, building services and utilities.

Our strategy is to grow the earnings and cash flows of niche businesses with leading market shares, acquire businesses that fit strategically with existing businesses, successfully develop new products, aggressively pursue operational and strategic linkages among our businesses, build a performance culture focused on productivity and continuous improvement, continue to attract and retain a committed management team whose interests are directly aligned with those of our shareholders and maintain a focused, efficient corporate structure.

We use a comprehensive set of business processes and operational excellence tools that we call the Crane Business System to drive continuous improvement throughout our businesses. Beginning with a core value of integrity, the Crane Business System incorporates “Voice of the Customer” teachings (specific processes designed to capture our customers’ requirements) and a broad range of operational excellence tools into a disciplined strategy deployment process that drives profitable growth by focusing on continuously improving safety, quality, delivery and cost.

We employ approximately 10,500 people in North and South America, Europe, the Middle East, Asia and Australia. Revenues from outside the United States were approximately 41% and 43% in 2012 and 2011, respectively.

We operate in the following four reportable segments, which accounted for the following percentages of total net sales of $2.58 billion, $2.50 billion, and $2.18 billion for the years ended December 31, 2012, 2011, and 2010, respectively:

	2012	2011	2010
Aerospace and Electronics	27.2%	27.1%	26.5%
Engineered Materials	8.4%	8.8%	9.7%
Merchandising Systems	14.4%	15.0%	13.7%
Fluid Handling(1)	50.0%	49.1%	50.1%

(1)	Beginning in the first quarter of 2013, the Controls segment (consisting of the Barksdale and Crane Environmental businesses) is now included in the Fluid Handling segment.

We are a Delaware corporation with our principal executive offices located at 100 First Stamford Place, Stamford, CT 06902, telephone number (203) 363-7300.

RISK FACTORS

Investing in our securities involves risks. Before deciding whether to purchase any of our securities, you should carefully consider the risks involved in an investment in our securities, as set forth in:

•	Item 1A, Risk Factors, in our Annual Report on Form 10-K for our fiscal year ended December 31, 2012, which is incorporated herein by reference;

•	Part II, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2013, which is incorporated herein by reference; and

•	the risks described in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

FORWARD-LOOKING STATEMENTS

From time to time, in this prospectus and the documents we incorporate by reference in this prospectus, as well as in other written reports and oral statements, we discuss our expectations regarding our future performance. Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of terms such as “believes”, “contemplates”, “expects”, “may”, “will”, “could”, “should”, “would”, or “anticipates”, other similar phrases, or the negatives of these terms.

We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about us and the markets we serve. We caution you that these statements are not guarantees of future performance and involve risks and uncertainties. We have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following

•	The effect of changes in economic conditions in the markets in which we operate, including financial market conditions, fluctuations in raw material prices and the financial condition of our customers and suppliers;

•	Economic, social and political instability, currency fluctuation and other risks of doing business outside of the United States;

•	Competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers;

•	Our ability to successfully integrate acquisitions and to realize synergies and opportunities for growth and innovation;

•	Our ability to successfully value acquisition candidates;

•	Our ongoing need to attract and retain highly qualified personnel and key management;

•	A reduction in congressional appropriations that affect defense spending or the ability of the U.S. government to terminate our government contracts;

•	The outcomes of legal proceedings, claims and contract disputes;

•	Adverse effects on our business and results of operations, as a whole, as a result of increases in asbestos claims or the cost of defending and settling such claims;

•	The outcome of restructuring and other cost savings initiatives;

•	Adverse effects as a result of further increases in environmental remediation activities, costs and related claims;

•	Investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions; and

•	The effect of changes in tax, environmental and other laws and regulations in the United States and other countries in which we operate.

While we believe that the assumptions underlying such forward-looking statements are reasonable, there can be no assurance that future events or developments will not cause such statements to be inaccurate. All forward-looking statements contained in this prospectus and the documents we incorporate by reference into this prospectus are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the quarter ended March 31, 2013 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008 are as follows:

	QUARTER ENDED MARCH 31	YEAR ENDED DECEMBER 31
	2013	2012	2011	2010	2009	2008
Ratios of earnings to fixed charges	10.01x	8.94x	1.41x	6.97x	6.21x	6.15x

For the purpose of calculating the ratio of earnings to fixed charges, our earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense and one-third of our rental expense, which approximates the interest factor.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, satisfaction of other obligations and repurchase of our outstanding securities. Pending any such use, the net proceeds from the sale of the securities may be invested in interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to the offering.

DESCRIPTION OF DEBT SECURITIES

The securities will be either senior or subordinated debt securities. This section summarizes terms of the debt securities that are common to all series, the covenants of our company applicable to our senior debt securities and the subordination provisions applicable to our subordinated debt securities. The financial terms and other specific terms of the debt securities being offered will be described in a prospectus supplement. Those terms may vary from the terms described here. A prospectus supplement may also describe special federal income tax consequences of the debt securities.

The debt securities are governed by documents called “indentures.” The indentures are contracts between us and a financial institution acting as the trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “—Events of Default—Remedies If an Event of Default Occurs.” Second, the trustee performs administrative duties for us. Senior debt securities will be issued under an indenture anticipated to be entered into between us and a trustee to be named therein, and subordinated debt securities will be issued under an indenture anticipated to be entered into between us and a trustee to be named therein. The indentures will contain substantially the same terms, except for certain covenants in the indenture for the senior debt securities and the subordination provisions in the indenture for the subordinated debt securities.

The indentures contain the full text of the matters described in this section. The indentures and the debt securities are governed by New York law. Copies of the forms of the indentures have been filed with the SEC and have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies of the forms of indentures. The summary that follows includes references to section numbers of the indentures so that you can more easily locate these provisions.

Because this section is a summary, it does not describe every aspect of the debt securities that we may offer pursuant to this prospectus. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions used in the indentures. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indentures. We describe the meaning in detail in the indentures. In this prospectus, we summarize the meaning for only the more important terms. Whenever we refer to sections or defined terms of the indentures in this prospectus, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the related prospectus supplement.

General

We may offer the debt securities from time to time in as many distinct series as we may choose. All debt securities will be direct, unsecured obligations of ours. The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to Senior Indebtedness as described under “—Subordination Provisions.” Neither indenture limits the amount of debt that we may issue under that indenture, nor does either indenture limit the amount of other unsecured debt or securities that we or our subsidiaries may issue.

Our sources of payment for the debt securities are revenues from our operations and investments and cash distributions from our subsidiaries. Our subsidiaries account for most of our consolidated assets and a significant portion of our earnings. As a result, our ability to pay our obligations, including our obligation to make payments on the debt securities, depends upon our subsidiaries repaying investments and advances we have made to them and upon the earnings of our subsidiaries and their distributing those earnings to us. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on the debt securities or to make funds available to us. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indentures will not limit our subsidiaries’ ability to enter into agreements that prohibit or restrict dividends or other payments or advances to us.

To the extent that we must rely on cash from our subsidiaries to pay amounts due on the debt securities, the debt securities will be effectively subordinated to all our subsidiaries’ liabilities, including their trade payables. This means that our subsidiaries must pay all their creditors in full before their assets are available to pay holders of our debt securities. Even if we are recognized as a creditor of our subsidiaries, our claim would be subordinated to any security interests in their assets and also could be subordinated to all other claims on their assets or earnings.

You should look in the related prospectus supplement for the following terms of the debt securities being offered:

•	The title of the debt securities and whether such debt securities will be senior debt securities or subordinated debt securities;

•	The total principal amount of such debt securities;

•	The price at which such debt securities will be issued;

•	The date or dates on which such debt securities will mature and the right, if any, to extend such date or dates;

•	The annual rate or rates, if any, at which such debt securities will bear interest, and, if the interest rate is variable, the method of determining such rate;

•	The date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

•	Any redemption, repayment or sinking fund provision;

•	The form of such debt securities, including whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	If the amount of payments of principal of, premium, if any, or interest on the debt securities may be determined by reference to an index, the manner in which that amount will be determined; and

•	Any other terms of the debt securities, including any changes or additions to the events of default or covenants described in this prospectus, and any terms which may be required by or advisable under applicable laws or regulations. (Section 2.3 and Section 4.1).

Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special federal income tax and other special considerations applicable to any discounted debt securities or to debt securities issued at par which are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

Restrictive Covenants

The indentures will provide for two principal restrictions on our activities and the activities of our Subsidiaries for the benefit only of holders of the senior debt securities. The restrictive covenants summarized below will apply to each series of senior debt securities as long as any of those senior debt securities are outstanding, unless waived or amended, or unless the related prospectus supplement states otherwise.

RESTRICTIONS ON LIENS. Some of our property may be subject to a mortgage or other legal mechanism that gives some of our lenders preferential rights in that property over other general creditors, including the direct holders of the senior debt securities, if we fail to pay them back. These preferential rights are called “Liens.” The indenture for the senior debt securities will provide that, with certain exceptions described below, we will not, and we will not permit any of our Subsidiaries to, become obligated on any new debt that is secured by a Lien on any of our or our Subsidiaries’ property, unless we or our Subsidiary grant an equal or higher-ranking Lien on the same property to the direct holders of the senior debt securities and, if we so determine, to the holders of any of our other debt that ranks equally with the senior debt securities. (Section 3.9)

We will not need to comply with this restriction if the amount of all of our and our Subsidiaries’ debt that would be secured by Liens on our property or the property of our Subsidiaries and all “Attributable Debt” as described under “—Certain Definitions Relating to Our Restrictive Covenants” below, that results from a Sale and Leaseback Transaction involving our property or the property of our Subsidiaries, is not more than 15% of our Consolidated Net Tangible Assets.

When we calculate the limits imposed by this restriction, we can disregard the following types of Liens:

•	Liens on the property of any of our Subsidiaries, if those Liens are existing at the time the Person becomes our Subsidiary;

•	Liens on property existing at the time we acquire the property, including property we may acquire through a merger or similar transaction, or that we grant in order to purchase the property (sometimes called “purchase money mortgages”);

•	Intercompany Liens in favor of us or our wholly owned Subsidiaries;

•	Liens in favor of federal or state governmental bodies or any other country or political subdivision of another country, that we may grant in order to assure our payments to such bodies that we owe by law or because of a contract we entered into;

•	Liens that extend, renew or replace any of the Liens described above;

•	Liens that arise in the ordinary course of business and that relate to amounts that are not yet due or that we are contesting in good faith;

•	Liens that arise under worker’s compensation laws or similar laws;

•	Liens that arise from lawsuits that we are contesting in good faith, judgment Liens that are satisfied within 15 days after the imposition of the Lien becomes unappealable, and Liens incurred by us for the purpose of securing our discharge from a lawsuit;

•	Liens in favor of a taxing authority for taxes that are not delinquent, that we can pay without penalty, or that we are contesting in good faith; and

•	Other Liens that arise in the ordinary course of our business that are not incurred in connection with the creation of debt and that do not, in our opinion, impair the value of the assets encumbered by the Liens.

The indentures will provide that we are permitted to have as much unsecured debt as we choose.

RESTRICTIONS ON SALES AND LEASEBACKS. The indentures will provide that we will not and will not permit our Subsidiaries to enter into any Sale and Leaseback Transaction involving our property or the property of our Subsidiaries, unless we comply with this restrictive covenant. A “Sale and Leaseback Transaction” generally is an arrangement between us and a bank, insurance company or other lender or investor where we lease a property which was or will be sold by us to that lender or investor, other than a lease for a period of three years or less. (Section 3.10)

We can comply with this restrictive covenant in one of two ways:

•	We will be in compliance if we could, at the time of the transaction, grant a Lien on the property to be leased in an amount equal to the Attributable Debt for the Sale and Leaseback Transaction without being required to grant an equal or higher-ranking Lien to the direct holders of the senior debt securities as described above under “—Restrictions on Liens.”

•	We can also comply if the proceeds of the sale of the property are at least equal to its fair market value and within 90 days of the transaction we apply an amount equal to the proceeds either to purchase property or to retire senior debt securities, or any other debt that has a maturity of more than one year or is by its terms renewable or extendible beyond one year at our option.

CERTAIN DEFINITIONS RELATING TO OUR RESTRICTIVE COVENANTS. Following are summary definitions of some of the capitalized terms that are important in understanding the restrictive covenants previously described.

“Attributable Debt” means the total present value of the rental payments during the remaining term of any lease associated with a Sale and Leaseback Transaction. To determine that present value, we use a discount rate equal to the average interest borne by all outstanding senior debt securities determined on a weighted average basis and compounded semi-annually.

“Consolidated Net Tangible Assets” is the total amount of assets after subtracting all current liabilities and all trade names, trademarks, licenses, patents, copyrights, goodwill, organizational costs and deferred charges, other than prepaid items and tangible assets being amortized, as those amounts appear on our most recent quarterly or annual consolidated balance sheet.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Subsidiary” means a Person in which we and/or one or more of our other Subsidiaries owns at least 50% of the voting stock, which means stock that ordinarily permits its owners to vote for the election of directors. (Section 1.1)

Subordination Provisions

Under the indenture for the subordinated debt securities, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated to the prior payment in full of all of our Senior Indebtedness. (Section 12.1)

“Senior Indebtedness” is defined as the principal of, premium, if any, and interest on, and any other payment due pursuant to, any of the following, whether outstanding on the date of the indenture for the subordinated debt securities or incurred or created after that date:

•	All our indebtedness for money borrowed;

•	All our indebtedness evidenced by notes, debentures, bonds or other securities, including the senior debt securities;

•	All our lease obligations that are capitalized on our books in accordance with generally accepted accounting principles;

•	All indebtedness and all lease obligations of others of the kinds described above assumed by or guaranteed in any manner by us; and

•	All renewals, extensions or refundings of indebtedness, leases or other obligations of the kinds described above.

None of the indebtedness described above will be part of Senior Indebtedness, however, if the relevant instrument or lease expressly provides that such indebtedness, lease, renewal, extension or refunding is subordinate to any of our other indebtedness, or is not higher-ranking than, or is of an equal rank with, the subordinated debt securities. Senior Indebtedness also will not include (i) any of our obligations to any Subsidiary or (ii) indebtedness for trade payables or constituting the deferred purchase price of assets or services incurred in the ordinary course of business. (Section 1.1)

If and as long as there is a continuing default in the payment of any Senior Indebtedness after any applicable grace period, we will not make or agree to make any payments of principal, premium or interest on the subordinated debt securities, or for any redemption, retirement, purchase, other acquisition or defeasance of the subordinated debt securities.

Payment of principal and interest on the subordinated debt securities upon our dissolution, winding up, liquidation or reorganization also will generally be subordinated to the prior payment in full of all Senior Indebtedness. As a result, in such an event holders of Senior Indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. (Section 12.2)

Subordination will not prevent the occurrence of any Event of Default under the indenture for the subordinated debt securities. (Section 12.1)

Upon the effectiveness of any defeasance for a series of subordinated debt securities as described under “—Defeasance,” the series will cease to be subordinated. (Section 12.8)

If this prospectus is being delivered in connection with a series of subordinated debt securities, the prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness as of a recent date. Except for the restrictive covenants in the indenture for the senior debt securities, the indentures will not limit other debt that may be incurred or issued by us or our subsidiaries or contain financial or similar restrictions on us or our subsidiaries.

Mergers and Similar Events

The indentures will generally permit us to consolidate or merge with another Person or firm. The indentures will also permit us to sell substantially all of our assets. However, we will not be able to take any of these actions unless the following conditions are met:

•	If we merge out of existence or sell our assets, the other entity must be a Person organized under the laws of a state of the United States or the District of Columbia or under federal law and it must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities. For purposes of this no default test, a default would include an Event of Default that has occurred and not been cured, as described under “—Events of Default—What is an Event of Default?” and would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 8.1)

•	It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to Liens. Under the indenture for the senior debt securities, we have agreed to limit Liens, as discussed under “—Restrictive Covenants—Restrictions on Liens.” If a merger or other transaction would create Liens on our property or the property of our Subsidiaries that are not permitted by that restrictive covenant, we or our successor would be required to grant an equal or higher-ranking Lien on the same property to the direct holders of senior debt securities. (Section 3.9)

Events of Default

The indentures will grant holders of our debt securities special rights if an Event of Default occurs and is not cured, as described later in this subsection.

WHAT IS AN EVENT OF DEFAULT? The term “Event of Default” means any of the following:

•	We do not pay interest on a debt security within 30 days of its due date;

•	We do not pay the principal of or premium on a debt security on its due date;

•	We do not pay any sinking fund installment on its due date;

•	We remain in breach of any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series;

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

•	Any other Event of Default described in the prospectus supplement occurs.

REMEDIES IF AN EVENT OF DEFAULT OCCURS. The indentures will provide that if an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of the affected series to be due and immediately payable. This is called a “declaration of acceleration of maturity.” The indentures will provide that under some circumstances, a declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of that series. (Section 4.1)

Except in cases of default, where the trustee has some special duties, the trustee will not be required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability.

If reasonable protection from expenses and liabilities is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series will be able to direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in some circumstances. (Section 4.9)

The indentures will provide that before you bypass the trustee and bring your own lawsuit or other formal legal action or take any other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured;

•	The holders of 25% in principal amount of all outstanding debt securities of the affected series must make a written request that the trustee take action because of the default, and must offer reasonable protection to the trustee against the cost and other liabilities of taking that action; and

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of protection. (Section 4.6)

However, you will be entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 4.7)

“Street Name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default. (Section 3.5)

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

CHANGES REQUIRING APPROVAL OF ALL HOLDERS. First, there are changes that cannot be made to your debt securities without the approval of every holder affected by the proposed change. A list of those types of changes follows:

•	Change the due date of the principal of or interest on a debt security;

•	Reduce any amounts due on a debt security;

•	Change the currency of payment on a debt security;

•	Impair your right to sue for payment;

•	Reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indentures; and

•	Reduce the percentage of holders of debt securities whose consent is needed to waive compliance with some provisions of the indentures or to waive some defaults. (Section 7.2)

CHANGES REQUIRING APPROVAL OF LESS THAN ALL HOLDERS. The second type of change to the indentures and the debt securities is the kind that requires the approval of less than all holders of the affected series. This category includes changes that require approval of holders owning a majority of the outstanding principal amount of the affected series.

Most changes to the indentures and debt securities will not be permitted without a majority vote. (Section 7.2) The same majority vote will be required to waive compliance in whole or in part with the restrictive covenants described under “—Restrictive Covenants.” (Section 3.11)

A majority vote will be required to waive any default under the indentures, other than a default that results from the breach of a covenant or other provision that cannot be amended without the consent of all the holders of the affected series. (Section 4.10)

CHANGES NOT REQUIRING APPROVAL OF HOLDERS. The third type of change does not require any vote by holders of debt securities. This type of change is limited to clarifications and other changes that would not materially adversely affect holders of the debt securities. (Section 7.1)

With respect to any vote of holders of debt securities, we will generally be entitled (but are not required) to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indentures. (Section 6.2)

“Street Name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Discharge

We may discharge certain obligations to holders of any series of debt securities issued under either indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption under arrangements satisfactory to the trustee) by, among other things, irrevocably depositing with the trustee funds or government obligations denominated in U.S. dollars in an amount sufficient to pay the entire indebtedness on debt securities of such series with respect to principal (and premium and additional amounts, if any) and interest to the date of such deposit (if debt securities of such series have become due and payable) or to the maturity thereof or the date of redemption of debt securities of such series, as the case may be.

Defeasance

When we use the term “defeasance,” we mean discharge from some or all of our obligations under an indenture. The indentures will provide that if we deposit with the trustee funds or government securities sufficient to make payments on a series of debt securities on their due dates, then, at our option, one of the following will occur:

•	We will be discharged from our obligations with respect to the debt securities of that series (called legal defeasance); or

•	We will no longer have to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (called covenant defeasance).

•	In the case of legal defeasance of a series of debt securities, the direct holders of that series of debt securities will not be entitled to the benefits of the indenture. You would have to rely solely on the funds deposited with the trustee for repayment of the debt securities. In the unlikely event of a shortfall in those funds, you could not look to us for repayment. (Section 9.3) The funds deposited with the trustee, however, would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from the subordination provisions of the subordinated debt securities described under “—Subordination Provisions.” (Section 12.8)

In the case of covenant defeasance of a series of debt securities, we would still be obligated to pay principal, premium, if any, and interest on the debt securities of the affected series. You would lose the protection of the restrictive covenants described under “—Restrictive Covenants” and our obligations described above under “—Mergers and Similar Events,” but you would have the added protection of having money and securities set aside in trust to repay the debt securities. If there were a shortfall in the trust deposit, you could still look to us for repayment of the debt securities. Depending on the event causing the default, however, you may not be able to obtain payment of the shortfall. You would also be released from the subordination provisions of the subordinated debt securities described under “—Subordination Provisions.” (Section 9.4)

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the affected series of debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion must be based on a ruling from the IRS or a change in tax law to that effect. (Section 9.5)

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in “Street Name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in “Street Name,” you should check with your own institution to find out:

•	How it handles payments and notices;

•	Whether it imposes fees or charges;

•	How it would handle voting if applicable;

•	Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	If applicable, how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustees under the indentures and those of any third parties employed by us or the trustees, will run only to persons who are registered as holders of debt securities. As noted above, we will not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we will have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Global Securities

WHAT IS A GLOBAL SECURITY? A global security is a special type of indirectly held debt security as described under “—’Street Name’ and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities and, if so, describes the specific terms of the arrangement with the depositary.

SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

An investor should be aware that if securities are issued only in the form of global securities:

•	The investor cannot get debt securities registered in his or her own name;

•	The investor cannot receive physical certificates for his or her interest in the debt securities;

•	The investor will be a “Street Name” holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities. See “—’Street Name’ and Other Indirect Holders;”

•	The investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the global security. We and the trustees have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustees also do not supervise the depositary in any way.

SPECIAL SITUATIONS WHEN GLOBAL SECURITY WILL BE TERMINATED. In a few special situations, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in “Street Name” will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct holders. The rights of “Street Name” investors and direct holders in the debt securities have been previously described in subsections entitled “—Street Name’ and Other Indirect Holders” and “—Direct Holders.”

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and we do not appoint a successor depositary.

•	When an Event of Default on the debt securities has occurred and has not been cured.

•	At any time if we decide to terminate a global security.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, only the depositary is responsible for deciding the names of the institutions that will be the initial direct holders.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons, and, unless we inform you otherwise in the prospectus supplement, only in denominations of $1,000 and multiples of $1,000. We will not charge a service fee for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate.

The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have appointed the trustee under each indenture as security registrar for the debt securities issued under that indenture. If the prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending at the close of business on the day of mailing of the notice, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement:

•	Payments on the debt securities will be made in U.S. dollars by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer;

•	We will make interest payments to the Person in whose name the debt security is registered at the close of business on the record date for the interest payment; and

•	The trustee under each indenture will be designated as our paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date when the payment was due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease. (Section 9.8)

PLAN OF DISTRIBUTION

We may offer the offered securities in one or more of the following ways, or any other way set forth in an applicable prospectus supplement from time to time:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions; or

•	to holders of other securities in exchanges in connection with acquisitions.

The prospectus supplement for each series of securities we sell will describe the offering, including:

•	the name or names of any underwriters;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any commissions paid to agents;

•	the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters

If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the applicable prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Agents

We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers if indicated in an applicable prospectus supplement. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS

In connection with particular offerings of the debt securities in the future, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Crane Co.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$550,000,000

Crane Co.

2.750% Senior Notes due 2018

4.450% Senior Notes due 2023

Joint Book-Running Managers

J.P. Morgan

Wells Fargo Securities

Senior Co-Managers

Mitsubishi UFJ Securities

RBS

TD Securities

Co-Managers

BMO Capital Markets

BNY Mellon Capital Markets, LLC

COMMERZBANK

Fifth Third Securities, Inc.

HSBC

US Bancorp

December 10, 2013